Exhibit 4.25

FORM OF SERIES A  CONVERTIBLE PREFERRED STOCK DESIGNATION

The preferences, limitations, voting powers and relative rights of the Series A Convertible Preferred Stock are as follows:

Section 1.    Designation.  The series of preferred stock created by this resolution shall be known as "Series A Convertible Preferred Stock" ("Series A Preferred Stock"), which shall consist of 25,000,000 shares.  The Series A Preferred Stock shall with respect to dividends and the distribution of assets and rights upon the occurrence of a liquidation, dissolution or winding up of the Company rank pari passu to (i) all classes of the Company’s common stock, no par value per share (the “Common Stock”), and (ii) each other class or series of capital stock of the Company hereafter created.

Section 2.    Dividends.  If the Company declares a dividend on shares of the Common Stock ("Common Stock Dividend") the Company shall pay to each holder of Series A Preferred Stock (each a “Holder” and collectively the “Holders”) a dividend equal to the dividend which would have been payable to such Holder if the shares of Series A Preferred Stock held by such Holder had been converted into Common Stock as provided herein on the record date for the determination of holders of Common Stock entitled to receive the Common Stock Dividend.

Section 3.    Liquidation, Dissolution or Winding Up.

(a)    General.  All of the assets of the Company available for distribution to its shareholders shall be distributed to all of its shareholders (including the Holders) pro rata based on the number of shares of Common Stock held by each shareholder (including the number of shares of Common Stock held by a Holder if the shares of Series A Preferred Stock held by such Holder had been converted into Common Stock as provided herein).

(b)    Treatment of Consolidations, Mergers and Sales of Assets or Stock.

(i)    Subject to Section 3(b)(ii), for purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); (B) a sale of all or substantially all of the assets of the Company; or (C) any transaction (other than with a Holder) that results in the holders of voting securities of the Company immediately prior to such transaction holding less than 50% of the Company’s voting securities after giving effect to the issuance of securities in connection with such transaction (collectively, a “Reorganization”).

(ii)    In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined by the Board of Directors irrespective of any accounting treatment.

(iii)    The provisions of this Section 3 shall not apply to any Reorganization, involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company, or (3) an acquisition by merger, reorganization or consolidation by the Company of another corporation or other entity (whether or not the Company is the surviving entity) if such acquisition does not involve a recapitalization or reorganization of the outstanding Series A Preferred Stock or Common Stock or the issuance of such number of voting securities of the Company or the surviving entity as would result in the holders of voting securities of the Company immediately prior to such acquisition holding less than 50% of the Company’s or the surviving entity’s voting securities after giving effect to the issuance of securities in connection with such acquisition.

Section 4.    Conversion of Series A Preferred Stock.

(a)    Automatic Conversion.

(i)    Upon the approval of the shareholders of the Company of an amendment to the Articles of Incorporation to increase the number of authorized but unissued shares of Common Stock that is sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, including any other securities, options, warrants or other rights entitling a Holder to receive additional shares of Series A Preferred Stock (“Series A Stock Equivalents”), each share of Series A Preferred Stock shall automatically be converted into a number of fully paid and non-assessable shares of Common Stock determined by dividing $1.00 by the Conversion Price (as defined below) applicable to such share of Series A Preferred Stock in effect on the conversion date.  The initial conversion price of the Series A Preferred Stock shall be $0.05, subject to adjustment as provided in this Section 4 (the "Conversion Price").  For example, in the event there is no further adjustment to the Conversion Price after the date hereof, each share of Series A Preferred Stock shall be convertible into 20 shares of Common Stock.

(ii)    Upon the approval of the shareholders of the Company of an amendment to the Articles of Incorporation to increase the number of authorized but unissued shares of Common Stock that is sufficient to effect the conversion of all Series A Stock Equivalents, each such Series A Stock Equivalent shall automatically be converted into a Common Stock Equivalent having the same economic and other terms such that upon such Holder’s exercise of the Common Stock Equivalent, such Holder will receive the same number of shares of Common Stock for the same aggregate consideration that such Holder would have received if such Holder had exercised the Series A Stock Equivalent prior to such conversion.  For example, if a Holder has an outstanding warrant on the conversion date to purchase 4,500,000 shares of Series A Preferred Stock having an exercise price of $1.00 per share, and there is no further adjustment to the Conversion Price after the date hereof, such warrant shall be converted into a warrant to purchase 90,000,000 shares of Common Stock having an exercise price $0.05 per share on the same terms at set forth in the original Series A Stock Equivalent.

(b)    Proportional Conversion Price Adjustments of Series A Preferred Stock.  The Conversion Price shall be subject to proportional adjustments from time to time as follows:

(i)    In the event the Company should at any time or from time to time after the initial issue date of a share of Series A Preferred Stock (the “Original Series A Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)    If the number of shares of Common Stock outstanding at any time after the Original Series A Issue Date is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

(c)    Other Distributions.  In the event the Company shall declare a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or Common Stock Equivalents, then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such dividend or distribution.

(d)    Recapitalizations.  If at any time or from time to time after the Original Series A Issue Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 3 above) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of their shares of Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(e)    No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

(f)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with 0.5 being rounded up).  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

(g)    Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)    Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series A Stock Equivalents; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock Series A Stock Equivalent, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

(i)    Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposited in the United States mail, postage prepaid, by registered mail and addressed to each holder of record at such holder’s address appearing on the books of the Company.

Section 5.    Voting Rights.  Each outstanding share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of shareholders (and written actions in lieu of meetings), on all matters entitled to be voted on by the shareholders of the Company.  With respect to any such vote, each share of Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock (rounded to the nearest whole share) on the record date for determining the shareholders of the Company eligible to vote on any such matters.  For example, in the event there is no further adjustment to the Conversion Price after the date hereof, each share of Series A Preferred Stock shall entitle the Holder to cast 20 votes per share.

Section 6.    Retirement of Shares.  Shares of Series A Preferred Stock that are converted into Common Stock or otherwise acquired by the Company in any manner shall be retired from such series and shall return to the status of authorized but unissued and undesignated shares of Preferred Stock, and the Company shall from time to time reduce the authorized Series A Preferred Stock accordingly.